Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Ronald J. Seiffert

October 3, 2013	(740) 657-7910

DELAWARE COUNTY BANK ANNOUNCES TERMINATION of
FDIC CONSENT ORDER AND ODFI WRITTEN AGREEMENT

LEWIS CENTER, Ohio – The Delaware County Bank & Trust Company (DCB), the banking subsidiary of DCB Financial Corp (OTC Bulletin Board: DCBF) announced today that the Federal Deposit Insurance Corporation (FDIC) has terminated the Consent Order which was issued on October 27, 2010. Concurrently, the Ohio Division of Financial Institutions (ODFI) has terminated its Written Agreement with DCB that was issued on the same date.

“The lifting of the regulatory agreements is a major milestone in the transformation of DCB into a high-performing community bank,” said Ron Seiffert, DCB President and CEO.

Seiffert continued, “For nearly three years, our board of directors, management and employees worked tirelessly to implement the corrective actions necessary to free the Bank from this higher level of regulatory supervision. We have enjoyed strong support from our customers, shareholders and the local community over the years, and that continuing support was vital to the Bank’s turnaround. As we now turn our attention to the execution of our strategic plan, I would like to express, on behalf of our board of directors and management, our appreciation to all who contributed to the significant accomplishments of the past three years.”

Vicki Lewis, Chair of the Board of DCB, added “We are extremely proud of and thankful for our employees and our customers who believed in us and stood by us as we successfully addressed the issues of the regulatory orders.”

About The Delaware County Bank

The Delaware County Bank and Trust Company is a full service commercial bank with 16 banking offices in Central Ohio, providing a full range of financial services including checking, loans, savings, insurance and investment services to customers for 63 years. DCB Financial Corp (OTC Bulletin Board: DCBF), parent company of The Delaware County Bank, is a financial holding company headquartered in Lewis Center, Ohio. For more information about The Delaware County Bank and DCB Financial Corp, please visit www.webdcb.com.

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Corporate Center

P.O. Box 1001

Lewis Center, OH

43035

(740) 657-7000 or

(800) 631-0322

www.webdcb.com